Exhibit 99.1

CrossAmerica Partners LP Reports Second Quarter 2019 Results

-	Reported Second Quarter 2019 Operating Income of $13.9 million and Net Income of $6.4 million
-	Generated Second Quarter 2019 Adjusted EBITDA of $27.7 million and Distributable Cash Flow of $22.3 million, respectively
-	Reported Second Quarter 2019 Gross Profit for the Wholesale Segment of $33.4 million
-

The Distribution Coverage Ratio for the current quarter was 1.24 times. The Distribution Coverage Ratio was 1.06 times for the trailing twelve months ended June 30, 2019, as compared to 0.97 times for the trailing twelve months ended June 30, 2018

-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the Second Quarter 2019

Allentown, PA August 5, 2019 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the second quarter ended June 30, 2019.

Gerardo Valencia, CEO and President of CrossAmerica, said, “For the second quarter, our operating income increased by $15 million year-over-year supported by our margin optimization agenda, resulting in one of the historical high wholesale fuel margins per gallon for the partnership. We grew our distributable cash flow by 12% for the same period, leading to our highest quarterly coverage ratio in the last three years at 1.24 times.” Valencia went on to say, “During the second quarter we announced the completion of our first tranche of the asset exchange with our General Partner and a definitive agreement with Applegreen to operate our remaining 46 company operated sites in the Upper Midwest. We expect to announce our second tranche of the asset exchange in the third quarter and are in a good position to continue to grow our business in the second half of 2019.”

Second Quarter Results

Consolidated Results

Operating income was $13.9 million for the second quarter 2019 compared to a loss of $1.6 million for the second quarter 2018, representing an increase of over $15 million, and Net income was $6.4 million for the second quarter 2019 compared to a Net loss of $6.9 million for the second quarter 2018. EBITDA was $26.4 million for the three-month period ended June 30, 2019 compared to $20.3 million for the same period in 2018, representing a 30% increase. Adjusted EBITDA was $27.7 million for the second quarter 2019 compared to $28.2 million for the same period in 2018, representing a decrease of 2%. The decline in Adjusted EBITDA was primarily as a result of the new lease accounting guidance (ASC 842). Lease payments on the Partnership’s previous sale-leaseback transactions totaling $1.8 million per quarter were characterized as principal and interest expense in periods prior to 2019. However, beginning with the first quarter 2019 this is now characterized as rent expense, thus reducing these non-GAAP measures. Also contributing to the decline was a decrease in gross profit in the Retail segment. Non-GAAP measures, including EBITDA, as described are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release.

Wholesale Segment

During the second quarter 2019, CrossAmerica’s Wholesale segment generated $33.4 million in gross profit compared to $33.5 million in gross profit for the second quarter 2018. The Partnership distributed, on a wholesale basis, 258.6 million gallons of motor fuel at an average wholesale gross profit of $0.074 per gallon, resulting in motor fuel gross profit of $19.0 million. For the three-month period ended June 30, 2018, CrossAmerica distributed, on a wholesale basis, 272.4 million gallons of fuel at an average wholesale gross profit of $0.066 per gallon, resulting in motor fuel gross profit of $17.9 million. The 6% increase in motor fuel gross profit was primarily due to a 12% increase in fuel margin per gallon. The main driver of the increase was a $0.4 million improvement in CrossAmerica’s fuel margin from sites in its Alabama market driven by the rebranding of these sites beginning November 1, 2018 and the concurrent change in terms under a subjobber agreement with Circle K and a $1.0 million improvement in CrossAmerica’s dealer tank wagon (DTW) margins as a result of movements in crude oil prices between the two periods. This was partially offset by a reduction of $0.7 million in Terms Discounts in 2019 as compared to 2018 due to the decrease in motor fuel prices. Volume declined 5% as a result of the 2018 divestitures mandated by FTC orders, the termination or non-renewal of fuel supply contracts (a significant number of which were low margin) and seasonal weather.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil decreased approximately 12% to $59.88 per barrel during the second quarter 2019 as compared to $68.07 per barrel during the same period in 2018.

CrossAmerica’s gross profit from Rent and Other for the Wholesale segment, which primarily consists of rental income, was $14.3 million for the second quarter 2019 compared to $15.5 million for the second quarter 2018, representing a decrease of 8%. The decline in Rent and Other was primarily as a result of the new lease accounting guidance. Lease payments on CrossAmerica’s previous sale-leaseback transactions totaling $1.7 million per quarter were characterized as principal and interest expense in 2018, whereas such payments are characterized as rent expense in 2019. Partially offsetting this decline was the incremental rent margin from the first tranche of the asset exchange with Circle K and the impact of converting commission sites in the Retail segment to lessee dealer sites in the Wholesale segment.

Operating expenses increased $0.4 million or 5% primarily as a result of higher insurance costs.

Adjusted EBITDA for the Wholesale segment was $29.7 million for the second quarter 2019 compared to $30.2 million for the same period in 2018. As discussed above, the year-over-year decrease was primarily driven by the new lease accounting guidance (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Retail Segment

For the second quarter 2019, the Partnership sold 45.8 million gallons of motor fuel at an average retail motor fuel gross profit of $0.041 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $1.9 million. For the same period in 2018, CrossAmerica sold 54.1 million gallons in its retail segment at an average gross profit of $0.047 per gallon, net of commissions and credit card fees, resulting in motor fuel gross profit of $2.5 million. The decrease in motor fuel gross profit is attributable to a 15% decrease in volume driven by the 2018 divestitures of seven company operated Upper Midwest and two commission agent sites mandated by FTC orders, the conversion of commission sites in the Retail segment to lessee dealer sites in CrossAmerica’s Wholesale segment, the divestiture of 17 company operated Upper Midwest sites in May 2019 in connection with the asset exchange with Circle K and seasonal weather. Partially offsetting these decreases was that the Partnership realized a higher margin per gallon at its company operated sites in 2019 as compared to 2018, driven by the movement in crude oil prices throughout the two periods.

During the quarter, the Partnership generated $4.7 million in gross profit from merchandise and services versus $6.4 million for the same period in 2018. This decrease was driven by the 2018 divestitures of seven company operated Upper Midwest sites mandated by FTC orders and the May 2019 first tranche of the asset exchange with Circle K. Gross profit from Rent and Other for the Retail segment was $1.5 million for the second quarter 2019 compared to $1.6 million for the same period in 2018, reflecting a decrease of 3%. Rent and other gross profit decreased slightly primarily as a result of the new lease accounting guidance. Lease payments on the Partnership’s previous sale-leaseback transactions totaling $0.1 million per quarter were characterized as principal and interest expense in 2018, whereas such payments are characterized as rent expense in 2019.

Operating expenses declined $1.9 million or 21% primarily as a result of the 2018 divestitures of seven company operated Upper Midwest and two commission agent sites mandated by FTC orders, the divestiture of 17 company operated Upper Midwest sites in May 2019 in connection with the asset exchange with Circle K and the conversion of commission sites in CrossAmerica’s Retail segment to lessee dealer sites in the Wholesale segment.

Adjusted EBITDA for the Retail segment was $1.3 million for the second quarter 2019 compared to $1.9 million for the second quarter 2018.

The decline in gross profit and Adjusted EBITDA were primarily due to the 2018 divestitures of seven company operated sites in the Upper Midwest and two commission sites mandated by FTC orders, the divestiture of 17 company operated Upper Midwest sites in May 2019 in connection with the asset exchange with Circle K and the conversion of commission sites in CrossAmerica’s Retail segment to lessee dealer sites in the Wholesale segment. (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $22.3 million for the three-month period ended June 30, 2019, compared to $20.0 million for the same period in 2018. The increase in Distributable Cash Flow was primarily due to a current tax benefit generated by 100% bonus depreciation taken on the eligible assets acquired in the first tranche of the asset exchange as well as the dispenser upgrades at CrossAmerica’s Alabama sites and the reduction in general and administrative expenses, partially offset by the impact of the FTC divestitures and the new lease accounting guidance. The Distribution Coverage Ratio for the current quarter was 1.24 times. The Distribution Coverage Ratio was 1.06 times for the trailing twelve months ended June 30, 2019, as compared to 0.97 times for the trailing twelve months ended June 30, 2018. Information regarding Distributable Cash Flow and other non-GAAP measures are further described to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Liquidity and Capital Resources

The amount of availability under the New Credit Agreement at August 1, 2019, after taking into consideration debt covenant restrictions, was $84.5 million.

Distributions

On July 18, 2019, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the second quarter of 2019. As previously announced, the distribution will be paid on August 6, 2019 to all unitholders of record as of July 30, 2019. The amount and timing of any future distributions is subject to the discretion of the Board (see Supplemental Disclosure Regarding Non-GAAP Financial Information below).

Impact of Adopting New FASB Lease Accounting Guidance

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02–Leases (ASC 842). This standard modifies existing guidance for reporting organizations that enter into leases to increase transparency by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This guidance became effective for CrossAmerica on January 1, 2019.

As was noted in CrossAmerica’s 2018 Form 10-K (Annual Report), certain previous sale-leaseback transactions that were accounted for similarly to capital leases were required to be reassessed under the new guidance as part of adopting ASC 842. These leases are accounted for as operating leases under the new guidance, and so the $42.0 million of net property and equipment and $76.1 million of sale-leaseback financing obligations recorded on the balance sheet as of December 31, 2018 were removed as part of the transition adjustment effective January 1, 2019.

Since CrossAmerica is not restating prior periods as part of adopting this guidance, the results in 2019 are not directly comparable to the results for periods before 2019. Specifically, payments on these sale-leaseback obligations were characterized as principal and interest expense in periods prior to 2019. Starting in 2019, these payments are characterized as rent expense and thus reduce gross profit particularly from the wholesale segment, operating income, income before income taxes, and net income relative to the results reported for periods prior to 2019.

The adoption of the new lease standard does not affect the Partnership’s covenant calculations with regard to its Credit Agreement, nor has there been any change in the underlying cash flows related to these leases. The adoption of the new lease standard, if it had been adopted January 1, 2018, would have impacted CrossAmerica’s full year 2018 financial results in the following manner: Adjusted EBITDA would have been lower by approximately $7.2 million, primarily affecting the Wholesale Segment, and Distributable Cash Flow would have been lower by approximately $1.7 million. CrossAmerica anticipates a similar effect on its 2019 financial results. Non-GAAP measures used in this release include Adjusted EBITDA and Distributable Cash Flow, which non-GAAP measures are further described to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Conference Call

The Partnership will host a conference call on August 6, 2019 at 9:00 a.m. Eastern Time to discuss second quarter 2019 earnings results. The conference call numbers are 877-420-2982 or 847-619-6129 and the passcode for both is 7118414#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are 888-843-7419 or 630-652-3042 and the passcode for both is 7118414#. An archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating revenues(a)	$605,528	$673,295	$1,077,314	$1,227,865
Costs of sales	564,158	629,323	998,867	1,143,942
Gross profit	41,370	43,972	78,447	83,923

Income from CST Fuel Supply equity interests	3,734	3,740	7,160	7,545
Operating expenses:
Operating expenses	14,210	15,691	29,563	32,033
General and administrative expenses	4,109	4,810	8,527	9,530
Depreciation, amortization and accretion expense	12,496	21,932	25,557	37,432
Total operating expenses	30,815	42,433	63,647	78,995
Loss on dispositions and lease terminations, net	(369)	(6,847)	(428)	(6,617)
Operating income (loss)	13,920	(1,568)	21,532	5,856
Other income, net	98	89	184	183
Interest expense	(7,236)	(8,157)	(14,573)	(16,209)
Income (loss) before income taxes	6,782	(9,636)	7,143	(10,170)
Income tax expense (benefit)	341	(2,698)	490	(2,425)
Net income (loss)	6,441	(6,938)	6,653	(7,745)
Less: net loss attributable to noncontrolling interests	—	(3)	—	(5)
Net income (loss) attributable to limited partners	6,441	(6,935)	6,653	(7,740)
IDR distributions	(133)	(133)	(266)	(1,313)
Net income (loss) available to limited partners	$6,308	$(7,068)	$6,387	$(9,053)

Basic and diluted income (loss) per limited partner unit	$0.18	$(0.21)	$0.19	$(0.26)

Weighted-average limited partner units:
Basic common units	34,444,180	34,336,386	34,444,147	34,247,232
Diluted common units(b)	34,461,024	34,346,097	34,461,470	34,257,559

Supplemental information:
(a) Includes excise taxes of:	$19,906	$25,450	$40,350	$49,808
(a) Includes revenues from fuel sales to and rental income from related parties of:	88,361	124,550	161,988	228,071
(b) Diluted common units were not used in the calculation of diluted earnings per common unit for the three and six months ended June 30, 2018 because to do so would have been antidilutive.

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Gross profit:
Motor fuel–third party	$11,343	$9,491	$19,411	$17,124
Motor fuel–intersegment and related party	7,691	8,447	14,393	15,114
Motor fuel gross profit	19,034	17,938	33,804	32,238
Rent and other(a)	14,318	15,537	28,528	31,916
Total gross profit	33,352	33,475	62,332	64,154
Income from CST Fuel Supply equity interests(b)	3,734	3,740	7,160	7,545
Operating expenses	(7,407)	(7,026)	(15,525)	(15,346)
Adjusted EBITDA(c)	$29,679	$30,189	$53,967	$56,353
Motor fuel distribution sites (end of period):(d)
Motor fuel–third party
Independent dealers(e)	364	373	364	373
Lessee dealers(f)	571	452	571	452
Total motor fuel distribution–third party sites	935	825	935	825
Motor fuel–intersegment and related party
DMS (related party)(g)	73	130	73	130
Circle K (related party)(h)	37	43	37	43
Commission agents (Retail segment)(i)	170	176	170	176
Company operated retail sites (Retail segment)(j)	46	71	46	71
Total motor fuel distribution–intersegment and related party sites	326	420	326	420
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	899	830	881	827
Motor fuel-intersegment and related party distribution	343	421	353	428
Total motor fuel distribution sites	1,242	1,251	1,234	1,255
Volume of gallons distributed (in thousands)
Third party	174,400	169,637	325,797	318,896
Intersegment and related party	84,202	102,763	164,038	203,012
Total volume of gallons distributed	258,602	272,400	489,835	521,908

Wholesale margin per gallon	$0.074	$0.066	$0.069	$0.062

(a)

See “Impact of Adopting New FASB Lease Accounting Guidance” section of this release for additional information regarding the impact of adopting ASC 842 effective January 1, 2019, which impacted rent and other gross profit for the three and six months ended June 30, 2019, resulting in the results for the three and six months ended June 30, 2019 not being comparable to CrossAmerica’s results for the three and six months ended June 30, 2018.

(b)	Represents income from the Partnership’s equity interest in CST Fuel Supply.
(c)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures.”
(d)	In addition, as of June 30, 2019 and 2018, CrossAmerica distributed motor fuel to 13 sub-wholesalers who distributed to additional sites.
(e)	The decrease in the independent dealer site count was primarily attributable to the termination or non-renewal of fuel supply contracts, a significant number of which were low margin.
(f)

The increase in the lessee dealer site count was primarily attributable to converting sites operated by DMS and commission agents to lessee dealers and the first tranche of the asset exchange with Circle K.

(g)	The decrease in the DMS site count was primarily attributable to converting DMS sites to lessee dealer sites.

(h)	The decrease in the Circle K site count was primarily attributable to the first tranche of the asset exchange with Circle K.
(i)	The decrease in the commission site count was primarily attributable to converting commission sites in the Retail segment to lessee dealer sites in the Wholesale segment.
(j)	The decrease in the company operated site count was primarily attributable to the divestiture mandated by FTC orders and the first tranche of the asset exchange with Circle K.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites, gallons sold per day and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Gross profit:
Motor fuel	$1,893	$2,541	$3,437	$4,697
Merchandise and services	4,670	6,434	9,581	12,176
Rent and other(a)	1,539	1,588	2,927	3,061
Total gross profit	8,102	10,563	15,945	19,934
Operating expenses	(6,803)	(8,665)	(14,038)	(16,687)
Adjusted EBITDA(b)	$1,299	$1,898	$1,907	$3,247

Retail sites (end of period):
Commission agents(c)	170	176	170	176
Company operated retail sites(d)	46	71	46	71
Total system sites at the end of the period	216	247	216	247

Total system operating statistics:
Average retail fuel sites during the period	225	248	230	249
Motor fuel sales (gallons per site per day)	2,239	2,402	2,148	2,349
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.041	$0.047	$0.038	$0.044

Commission agents statistics:
Average retail fuel sites during the period	170	177	171	178
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.015	$0.017	$0.016	$0.015

Company operated retail site statistics:
Average retail fuel sites during the period	55	71	59	71
Motor fuel gross profit per gallon, net of credit card fees	$0.112	$0.109	$0.095	$0.105
Merchandise and services gross profit percentage, net of credit card fees	23.8%	24.6%	24.2%	25.0%

(a)

See “Impact of Adopting New FASB Lease Accounting Guidance” section of this release for additional information regarding the impact of adopting ASC 842 effective January 1, 2019, which impacted rent and other gross profit for 2019, resulting in the results for the three and six months ended June 30, 2019 not being comparable to CrossAmerica’s results for the three and six months ended June 30, 2018.

(b)	Please see the reconciliation of the segment’s Adjusted EBITDA to consolidated net income under the heading “Supplemental Disclosure Regarding Non-GAAP Financial Measures” below.
(c)	The decrease in the commission site count was primarily driven by the conversion of commission sites in the Retail segment to lessee dealer sites in the Wholesale segment.
(d)	The decrease in the company operated retail site count was primarily driven by the divestitures mandated by FTC orders and the first tranche of the asset exchange with Circle K.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on dispositions and lease terminations, net, certain discrete acquisition related costs, such as legal and other professional fees and separation benefit expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss) available to limited partners(a)	$6,308	$(7,068)	$6,387	$(9,053)
Interest expense(a)	7,236	8,157	14,573	16,209
Income tax expense (benefit)	341	(2,698)	490	(2,425)
Depreciation, amortization and accretion expense	12,496	21,932	25,557	37,432
EBITDA(a)	26,381	20,323	47,007	42,163
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement(b)	124	130	326	3,473
Loss on dispositions and lease terminations, net(c)	369	6,847	428	6,617
Acquisition-related costs(d)	847	918	1,405	1,974
Adjusted EBITDA(a)	27,721	28,218	49,166	54,227
Cash interest expense(a)	(6,981)	(7,664)	(14,028)	(15,288)
Sustaining capital expenditures(e)	(437)	(637)	(763)	(1,427)
Current income tax benefit (expense)(f)	2,043	38	1,228	(886)
Distributable Cash Flow(a)	$22,346	$19,955	$35,603	$36,626
Weighted-average diluted common units	34,461	34,346	34,461	34,258
Distributions paid per limited partner unit(g)	$0.5250	$0.5250	$1.0500	$1.1525
Distribution Coverage Ratio(a)(h)	1.24x	1.11x	0.98x	0.93x

(a)

As further discussed in the “Impact of Adopting New FASB Lease Accounting Guidance” section of this release, CrossAmerica adopted ASC 842 effective January 1, 2019, and as a result, the Partnership’s results for the three and six months ended June 30, 2019 are not directly comparable to the results for the three and six months ended June 30, 2018. Most significantly, payments on CrossAmerica’s previous failed sale-leaseback obligations were characterized as principal and interest expense in periods prior to 2019. Starting in 2019, these payments are characterized as rent expense. These payments for the Wholesale and Retail segments amounted to approximately $1.7 million and $0.1 million for the three months ended June 30, 2018 and $3.3 million and $0.3 million for the six months ended June 30, 2018, respectively. Of the total payments, $1.4 million and $2.8 million were classified as interest expense for the three and six months ended June 30, 2018, respectively.

(b)

As approved by the independent conflicts committee of the Board, the Partnership and Circle K mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partner units of the Partnership.

(c)

In June 2018, CrossAmerica executed master fuel supply and master lease agreements with a third party multi-site operator of retail motor fuel stations, to which the Partnership transitioned 43 sites in Florida from DMS in the third quarter of 2018. During the second quarter of 2018, in connection with this transition, CrossAmerica accrued a $3.8 million contract termination payment paid in cash to DMS during the third quarter of 2018. Additionally, CrossAmerica recorded a $2.2 million charge to write off deferred rent income related to the recapture of these sites from the master lease agreement with DMS.

(d)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(e)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(f)

Consistent with prior divestitures, the current income tax benefit for the three and six months ended June 30, 2019 excludes income tax incurred on the sale of sites in connection with the First Asset Exchange (recorded as a charge against equity). Both periods include the tax benefit of 100% bonus depreciation on the eligible assets acquired in the First Asset Exchange as well as the dispenser upgrades at CrossAmerica’s Alabama sites.

(g)

On July 18, 2019, the Board approved a quarterly distribution of $0.5250 per unit attributable to the second quarter of 2019. The distribution is payable on August 6, 2019 to all unitholders of record on July 30, 2019.

(h)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

The table below shows approximate adjustments to CrossAmerica’s Net income available to limited partners, EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage for the three and six months ended June 30, 2019 as if ASC 842 had not been applied (in thousands, except for per unit amounts).

	Three Months Ended June 30, 2019			Six Months Ended June 30, 2019
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Net income available to limited partners	$6,308	$447	$6,755	$6,387	$889	$7,276
Interest expense	7,236	1,360	8,596	14,573	2,725	17,298
Income tax expense	341	—	341	490	—	490
Depreciation, amortization and accretion expense	12,496	—	12,496	25,557	—	25,557
EBITDA	26,381	1,807	28,188	47,007	3,614	50,621
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	124	—	124	326	—	326
Loss on dispositions and lease terminations, net	369	—	369	428	—	428
Acquisition-related costs	847	—	847	1,405	—	1,405
Adjusted EBITDA	27,721	1,807	29,528	49,166	3,614	52,780
Cash interest expense	(6,981)	(1,360)	(8,341)	(14,028)	(2,725)	(16,753)
Sustaining capital expenditures	(437)	—	(437)	(763)	—	(763)
Current income tax benefit	2,043	—	2,043	1,228	—	1,228
Distributable Cash Flow	$22,346	$447	$22,793	$35,603	$889	$36,492
Weighted-average diluted common units	34,461	34,461	34,461	34,461	34,461	34,461
Distributions paid per limited partner unit	$0.5250	$0.5250	$0.5250	$1.0500	$1.0500	$1.0500
Distribution Coverage Ratio	1.24x	0.02x	1.26x	0.98x	0.02x	1.01x

The following table reconciles the segment Adjusted EBITDA to Consolidated Adjusted EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted EBITDA - Wholesale segment	$29,679	$30,189	$53,967	$56,353
Adjusted EBITDA - Retail segment	1,299	1,898	1,907	3,247
Adjusted EBITDA - Total segment	$30,978	$32,087	$55,874	$59,600
Reconciling items:
Elimination of intersegment profit in ending inventory balance	(84)	(66)	170	(165)
General and administrative expenses	(4,109)	(4,810)	(8,527)	(9,530)
Other income, net	98	89	184	183
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement	124	130	326	3,473
Acquisition-related costs	847	918	1,405	1,974
Net loss attributable to noncontrolling interests	—	3	—	5
IDR distributions	(133)	(133)	(266)	(1,313)
Consolidated Adjusted EBITDA	$27,721	$28,218	$49,166	$54,227

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of Alimentation Couche-Tard Inc. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases nearly 1,000 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Evan Smith, Chief Financial Officer, 210-742-8314

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.